Exhibit 99.2

ResolutionRx Ltd

Radium Capital

Letter of Intent (LOI)

This LOI, effective as of the latest date of signature on the signature page, summarizes the background and principal terms of a series of planned financing arrangements between Radium Capital (“Radium”) and ResolutionRx Ltd (“ResolutionRx”), a newly formed Australian unlisted public company, and initially, a wholly-owned subsidiary of RespireRx Pharmaceuticals Inc. (“RespireRx”) (OTC: RSPI), a United States based publicly traded biopharmaceutical development company. The financings are designed to permit ResolutionRx to unlock early and throughout the development process, research and development tax credits available in Australia to companies like ResolutionRx. This LOI shall terminate on the earlier of the date the first definitive documents are executed by the parties or nine months from the effective date. Upon first execution of the definitive documents, such definitive documents will replace and supersede this LOI, which will be null and void at that time.

The Financings

ResolutionRx and Radium agree that they intend to enter into the series of loan agreements, which in the United States may be considered analogous to a line of credit, designed to finance R&D efforts prior to receipt of the R&DTI funding from the Australian government as summarized below, on terms substantially as described below.

Background

Research and Development Tax Credit

Quoting from the Australia government website https://business.gov.au/grants-and-programs/research-and-development-tax-incentive, “The Research and Development Tax Incentive (R&D Tax Incentive or R&DTI) helps companies innovate and grow by offsetting some of the costs of eligible research and development (R&D).”

The R&DTI is the sum of the R&D company’s corporate tax rate and an incentive rate, subject to certain limitations. In the case of ResolutionRx, the R&DTI is expected to be comprised of a corporate tax rate of 25% plus the incentive rate of 18.5% for a total of 43.5% and would represent an annual refund after the filing of ResolutionRx’s annual tax return as of 30th June of each year. Subject to an Overseas Finding, certain R&D expenditures outside Australia will be eligible.

Radium

Radium, founded in 2017, is in the business of funding secured loans to Australian companies engaged in research and development activities (“R&D”) that qualify for the R&D tax credit offered by the Australian government. Radium sponsors a program called Radium Advance to enable businesses to unlock their tax refunds sooner. Advances are made to client companies engaged in R&D pursuant to a predefined set of definitive documents, during the course of the R&D process (each advance is a separate secured loan, but the terms of the loans remain the same for each advance), allowing client companies to access capital throughout the R&D timeline rather than waiting until the annual tax return is filed in Australia (most companies are on a 30th June fiscal/tax year end in Australia). Radium advances up to 80% of the anticipated refund upon request of client companies (less than 80% is at the discretion of the borrower), subject to appropriate documentation including, but not limited to: (i) Radium’s completion of satisfactory due diligence and investment committee approval, (ii) confirmation that the client company is entitled to receive the refundable R&D tax offset, (iii) a review by client company’s R&D advisor (accountant) chosen from a list of acceptable advisors provided by Radium and receipt by Radium of a “comfort” letter from the review, (iv) receipt of details of the R&D expenditure and refundable R&D Tax Offset (including incurred eligible R&D expenditures, estimated R&D Tax Offset and estimated Overseas Expenditure), and (v) receipt by Radium of a “comfort” letter from the client company’s Tax advisor (accountant) confirming all company tax obligations are up to date. The annual interest rate on the loans as of 23 February 2023 for new clients is 16%. The loans will be secured by a first ranking charge (in the United States, it would be thought of as a first lien) over the R&D tax refund and a Featherweight Security Agreement, which is a form of security agreement, which in this case, would give Radium, in a situation of Administration under the Corporation Act 2001 or other laws, rules and regulations, the right to control the tax and tax refund process. The loans are repaid by assigning the refund directly to Radium.

ResolutionRx

ResolutionRx Ltd (Australian Company Number a/k/a ACN 664 925 651) was formed in Australia on 11th January 2023 by RespireRx as an unlisted public company. RespireRx intends to contribute, sub-license, assign or otherwise make available to ResolutionRx, its cannabinoid drug development program subject to certain liabilities. ResolutionRx would then engage in the R&D associated with that program, initially for the development of a new formulation of dronabinol for obstructive sleep apnea (“OSA”). The current total budget for that program over the next several years is approximately US$16.5 million, most, but not all of which is expected to be eligible for the R&D tax refund.

ResolutionRx will be developing dronabinol, ∆-9-THC, a synthetic version of the naturally occurring substance in the cannabis plant, for the treatment of OSA, a serious respiratory disorder that impacts an estimated 29.4 million people in the United States according to the American Academy of Sleep Medicine (“AASM”), published in August 2016. OSA has been linked to increased risk for hypertension, heart failure, depression, and diabetes, and has an annual economic cost in the United States of $162 billion according to the AASM. There are no approved drug treatments for OSA.

Two Phase 2 clinical trials have been completed demonstrating the ability of dronabinol to significantly reduce the symptoms of OSA and, subject to raising sufficient financing (of which no assurance can be provided, but of which Radium’s advances will be a part) ResolutionRx believes that it will be able to commence a pharmacokinetic study, which it intends to conduct in Australia for a recently discovered formulation followed by a Phase 3 international clinical study for the treatment of OSA with the new formulation. Some or all of the human clinical studies are pending the outcome of an intended meeting with the US FDA. Because dronabinol is already FDA approved for the treatment of AIDS related anorexia and chemotherapy induced nausea and vomiting, the Company further believes that its re-purposing strategy would only require approval by the FDA of a 505(b)(2) new drug application (“NDA”), an efficient regulatory pathway that allows the use of publicly available data.

ResolutionRx Ltd.	Radium Capital

/s/ Jeff Eliot Margolis	/s/ Jeremy Loftus
By: Jeff Eliot Margolis	By:

Title: Director and Senior Financial Officer	Title: CFO

Date: 27 January 2023	Date: 27 January 2023